UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 22, 2016

Moody National REIT II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-198305	47-1436295
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6363 Woodway Drive, Suite 110

Houston, Texas 77057

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On February 22, 2016, Douglas Y. Bech, an independent director on the Company’s board of directors (the “Board”), notified the Company of his resignation from the Board and as a member of the Company’s Audit Committee (the “Audit Committee”) effective immediately. Mr. Bech’s resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

Election of Director

On February 23, 2016, the Board elected Clifford McDaniel to serve as an independent director on the Board to fill the vacancy created by the resignation of Mr. Bech. Mr. McDaniel will serve as a director until the Company’s next annual meeting of stockholders and until his successor, if any, is elected and duly qualified. The Board also appointed Mr. McDaniel to serve as a member of the Audit Committee in order to fill the vacancy on the Audit Committee created by Mr. Bech’s resignation. Mr. McDaniel’s election was not made pursuant to any arrangement or understanding between him and any other person.

Pursuant to the Company’s Independent Directors’ Compensation Plan, the Company granted 5,000 shares of restricted stock to Mr. McDaniel in connection with his initial election to the Board. The shares of restricted stock vest in four equal quarterly installments beginning on the first day of the first quarter following the grant date; provided, however, that the shares of restricted stock will become fully vested on the earlier to occur of (1) the termination of Mr. McDaniel’s service as a director due to his death or disability, or (2) a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2016	MOODY NATIONAL REIT II, INC.

	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President